Exhibit 99.1

Media Relations: Mark Petrarca 414-359-4100 mpetrarca@aosmith.com	Investor Relations: Patricia K. Ackerman 414-359-4130 packerman@aosmith.com
FOR IMMEDIATE RELEASE
October 29, 2020

A. O. Smith reports third quarter earnings of $0.65 per share and upgrades full year 2020 earnings guidance
Milwaukee, Wis. — Global water technology company A. O. Smith Corporation (the “Company”) (NYSE-AOS) today announced third quarter net earnings of $105.4 million or $0.65 per share, on third quarter sales of $760.0 million. Sales were four percent higher than sales of $728.2 million reported in the same quarter of 2019. Net earnings in 2019 were $87.3 million or $0.53 per share.
Adjusted earnings of $106.7 million, or $0.66 per share, were approximately 22 percent higher than the third quarter of 2019 and excluded $1.3 million, or $0.01 per share, of after-tax severance and restructuring charges in the current quarter related to aligning the business to current market conditions.
The Company is providing non-GAAP measures (adjusted earnings, adjusted earnings per share and adjusted segment earnings) for 2020 that exclude severance and restructuring charges related to its business alignment actions. Reconciliations to measures on a GAAP basis are provided in the financial information included with this news release.
“Protecting our employees, while satisfying our customers’ demand for products that heat and treat water, continued to be job one during the quarter,” said Kevin J. Wheeler, chairman and chief executive officer. “Our businesses performed well during the quarter, with double-digit growth in sales of North America water treatment products, higher residential water heater volumes in North America and profitable results in China. It is good to see the leverage from our China cost structure alignment activities materialize with higher volumes.”
North America segment
Sales of the North America segment were $544.0 million in the third quarter, an increase of approximately six percent compared with the same period in 2019. Higher residential water heater volumes and approximately 19 percent growth in water treatment products’ sales more than offset lower commercial water heater volumes and lower boiler sales.
Segment earnings of $133.1 million were approximately nine percent higher than segment earnings of $121.6 million in the same quarter of 2019 driven by higher residential water heater volumes, higher water treatment product sales and lower material costs. Lower volumes of commercial water heaters and lower boiler sales partially offset these factors. As a result of these factors, segment margin of 24.5 percent increased compared with 23.6 percent achieved in the same period last year.
Adjusted segment earnings of $133.6 million in the current year quarter excluded $0.5 million in pre-tax severance costs resulting in third quarter adjusted segment margin of 24.6 percent.
Rest of World segment
Third quarter sales of $221.4 million for the Rest of the World segment were essentially flat compared with segment sales of $220.3 million in the same quarter in 2019. China sales were flat compared with the same period in the prior year as higher consumer demand was offset by a higher mix of mid-price products. China currency translation favorably impacted sales by approximately $4 million.

The Rest of the World segment earnings were $16.7 million in the third quarter compared with $4.1 million in segment earnings in the same quarter last year. In China, higher volumes, reductions in selling, advertising and administrative costs and temporary social insurance exemptions were partially offset by a higher mix of mid-price products, which have lower margins. Third quarter segment margin was 7.5 percent compared with 1.9 percent in the same quarter of 2019, as a result of the factors identified above.
Adjusted segment earnings of $17.8 million in the current year quarter excluded $1.1 million in pre-tax severance and restructuring costs, resulting in adjusted segment margin of 8.0 percent.
Balance sheet, liquidity and dividends
As of September 30, 2020, the Company had cash and marketable securities balances totaling $509.0 million and undrawn borrowing capacity on its credit facility totaled $500.0 million. The Company’s total debt was $113.9 million at the end of September, and its leverage ratio was 6.1 percent as measured by total debt to total capitalization.
Cash provided by operations of $330.4 million during the first nine months of 2020 increased from $280.0 million in the same period of 2019, primarily as a result of lower investments in working capital, which were partially offset by lower earnings compared with the year-ago period.
On October 12, the Board of Directors of the Company increased its regular quarterly cash dividend rate by eight percent to $0.26 per share on the Company's Common Stock and Class A Common Stock.
Operations and supply chain
The Company remained operational throughout the quarter with no significant disruptions within its plants or supply chain. The Company noted improvement in its North America water heater manufacturing lead times as a result of adding manufacturing shifts, hiring temporary workers and shifting some production. Lead times were extended in the second and third quarters due to self-quarantine absenteeism mandated by the Company’s COVID-19 prevention measures.
The Company has undertaken numerous and meaningful steps to protect its employees, suppliers, and customers during the pandemic. These important steps, which in certain cases reduce efficiency, include continuous communication and training to employees on living and working safely during a pandemic, plant accommodations and reconfigurations to maintain social distancing, providing masks for all employees, implementation of sanitizing stations, employee temperature-taking and regular, proactive deep cleaning and sanitization of all facilities among others.
Outlook
“We are encouraged by the resiliency of our North America residential water heater demand and the year-over-year growth in consumer demand for our products in China. We continue to expect tailwinds behind our North America water treatment product sales driven by drinking water health and safety concerns,” noted Wheeler. “However, much uncertainty remains about the duration and long-term implications of the pandemic, particularly its impact on U.S. commercial markets.”
“Under the assumption that the conditions of our business environment and that of our suppliers is similar for the remainder of the year to what we are currently experiencing and that they do not deteriorate as a result of further restrictions or shutdowns, we are increasing our full year 2020 earnings guidance to a range between $1.91 and $1.94 per share and adjusted earnings guidance to a range between $1.95 and $1.98 per share. The mid-point of the guidance range represents an increase of ten percent over our prior 2020 earnings guidance.”
“We continue to believe that we have ample liquidity and flexibility to meet the needs of our business, return cash to shareholders and take advantage of organic and inorganic growth opportunities. We remain focused on keeping our employees safe, while serving our customers and continue to deliver our mission to provide hot and clean water necessary to keep communities and households safe during the pandemic.”
A. O. Smith will broadcast a live conference call at 10 a.m. Eastern Daylight Time today. The call can be heard on the Company’s website, www.aosmith.com. An audio replay of the call will be available on the Company’s web site after the live event.

Forward-looking statements
This release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: negative impacts to the Company’s businesses, including demand for its products, particularly commercial products, operations and work-force dislocation and disruption, supply chain disruption and liquidity as a result of the severity and duration of the COVID-19 pandemic; a failure to recover or a further weakening of the Chinese economy and/or a failure to recover or a further decline in the growth rate of consumer spending or housing sales in China; negative impact to the Company’s businesses from international tariffs and trade disputes; potential further weakening in the high efficiency boiler segment in the U.S.; significant volatility in raw material availability and prices; inability of the Company to implement or maintain pricing actions; a failure to recover or further weakening in U.S. residential or commercial construction or instability in the Company’s replacement markets; foreign currency fluctuations; the Company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; competitive pressures on the Company’s businesses; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this news release are made only as of the date of this release, and the Company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the Company, or persons acting on its behalf, are qualified entirely by these cautionary statements.
About A. O. Smith
A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE), the Company is one of the world's leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment and air purification products. For more information, visit www.aosmith.com.
SOURCE A. O. Smith Corporation
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A. O. SMITH CORPORATION
Statement of Earnings
(condensed consolidated financial statements -
dollars in millions, except share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net sales	$760.0	$728.2	$2,060.8	$2,241.8
Cost of products sold	462.9	444.0	1,276.7	1,356.1
Gross profit	297.1	284.2	784.1	885.7
Selling, general and administrative expenses	159.4	172.3	489.1	535.7
Severance and restructuring expenses	1.6	—	7.7	—
Interest expense	1.6	3.1	6.3	8.5
Other income	(2.8)	(4.0)	(11.0)	(15.1)
Earnings before provision for income taxes	137.3	112.8	292.0	356.6
Provision for income taxes	31.9	25.5	67.1	77.9
Net earnings	$105.4	$87.3	$224.9	$278.7
Diluted earnings per share of common stock	$0.65	$0.53	$1.38	$1.66
Average common shares outstanding (000’s omitted)	162,480	165,543	162,517	167,562

A. O. SMITH CORPORATION
Balance Sheet
(dollars in millions)

	(unaudited) September 30, 2020	December 31, 2019
ASSETS:
Cash and cash equivalents	$377.9	$374.0
Marketable securities	131.1	177.4
Receivables	572.9	589.5
Inventories	302.6	303.0
Other current assets	45.8	56.5
Total Current Assets	1,430.3	1,500.4
Net property, plant and equipment	537.1	545.4
Goodwill and other intangibles	870.6	884.4
Operating lease assets	42.2	46.9
Other assets	90.9	80.9
Total Assets	$2,971.1	$3,058.0
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$516.9	$509.6
Accrued payroll and benefits	70.8	64.6
Accrued liabilities	166.1	143.7
Product warranties	45.3	41.8
Debt due within one year	6.8	6.8
Total Current Liabilities	805.9	766.5
Long-term debt	107.1	277.2
Pension liabilities	10.1	27.8
Operating lease liabilities	34.9	38.7
Other liabilities	266.0	281.0
Stockholders’ equity	1,747.1	1,666.8
Total Liabilities and Stockholders’ Equity	$2,971.1	$3,058.0

A. O. SMITH CORPORATION
Statement of Cash Flows
(dollars in millions)
(unaudited)

	Nine Months Ended September 30,
	2020	2019
Operating Activities
Net earnings	$224.9	$278.7
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	60.7	58.1
Stock based compensation expense	11.5	12.3
Net changes in operating assets and liabilities:
Current assets and liabilities	60.8	(43.8)
Noncurrent assets and liabilities	(27.5)	(25.3)
Cash Provided by Operating Activities	330.4	280.0
Investing Activities
Capital expenditures	(36.7)	(50.3)
Acquisition	—	(107.0)
Investment in marketable securities	(119.9)	(237.3)
Net proceeds from sale of marketable securities	169.0	318.8
Cash Provided by (Used in) Investing Activities	12.4	(75.8)
Financing Activities
Long-term debt (repaid) incurred	(170.1)	97.9
Common stock repurchases	(56.7)	(230.0)
Payment of contingent consideration	—	(1.0)
Net proceeds (payments) from stock option activity	4.4	(1.4)
Dividends paid	(116.5)	(110.0)
Cash Used In Financing Activities	(338.9)	(244.5)
Net increase (decrease) in cash and cash equivalents	3.9	(40.3)
Cash and cash equivalents - beginning of period	374.0	259.7
Cash and Cash Equivalents - End of Period	$377.9	$219.4

A. O. SMITH CORPORATION
Business Segments
(dollars in millions)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net sales
North America	$544.0	$514.6	$1,557.4	$1,560.4
Rest of World	221.4	220.3	521.3	701.5
Inter-segment sales	(5.4)	(6.7)	(17.9)	(20.1)
	$760.0	$728.2	$2,060.8	$2,241.8
Earnings (losses)
North America(1)	$133.1	$121.6	$365.6	$360.5
Rest of World(2)	16.7	4.1	(31.3)	38.8
Inter-segment earnings elimination	—	—	(0.3)	(0.1)
	149.8	125.7	334.0	399.2
Corporate expense	(10.9)	(9.8)	(35.7)	(34.1)
Interest expense	(1.6)	(3.1)	(6.3)	(8.5)
Earnings before income taxes	137.3	112.8	292.0	356.6
Tax provision	31.9	25.5	67.1	77.9
Net earnings	$105.4	$87.3	$224.9	$278.7
(1) includes severance and restructuring expenses of:	$0.5	$—	$2.7	$—
(2) includes severance and restructuring expenses of:	$1.1	$—	$5.0	$—

A. O. SMITH CORPORATION
Adjusted Earnings and Adjusted EPS
(dollars in millions, except per share data)
(unaudited)
The following is a reconciliation of net earnings and diluted EPS to adjusted earnings (non-GAAP) and adjusted EPS (non-GAAP):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net Earnings (GAAP)	$105.4	$87.3	$224.9	$278.7
Severance and restructuring expenses, before tax	1.6	—	7.7	—
Tax effect of severance and restructuring expenses	(0.3)	—	(1.4)	—
Adjusted Earnings	$106.7	$87.3	$231.2	$278.7

Diluted EPS (GAAP)	$0.65	$0.53	$1.38	$1.66
Severance and restructuring expenses per diluted share, before tax	0.01	—	0.05	—
Tax effect of severance and restructuring expenses per diluted share	—	—	(0.01)	—
Adjusted EPS	$0.66	$0.53	$1.42	$1.66

A. O. SMITH CORPORATION
Adjusted Segment Earnings
(dollars in millions)
(unaudited)
The following is a reconciliation of reported segment earnings (losses) to adjusted segment earnings (non-GAAP):

	Three Months Ended September 30,		Nine Months Ended, September 30,
	2020	2019	2020	2019
Segment Earnings (Losses) (GAAP)
North America	$133.1	$121.6	$365.6	$360.5
Rest of World	16.7	4.1	(31.3)	38.8
Inter-segment earnings elimination	—	—	(0.3)	(0.1)
Total Segment Earnings (GAAP)	$149.8	$125.7	$334.0	$399.2
Adjustments:
North America severance and restructuring expenses	$0.5	$—	$2.7	$—
Rest of World severance and restructuring expenses	1.1	—	5.0	—
Inter-segment earnings elimination	—	—	—	—
Total Adjustments	$1.6	$—	$7.7	$—
Adjusted Segment Earnings (Losses)
North America	$133.6	$121.6	$368.3	$360.5
Rest of World	17.8	4.1	(26.3)	38.8
Inter-segment earnings elimination	—	—	(0.3)	(0.1)
Total Adjusted Segment Earnings	$151.4	$125.7	$341.7	$399.2

A. O. SMITH CORPORATION
2020 Adjusted EPS Guidance and 2019 EPS
(unaudited)
The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2020 Guidance	2019
Diluted EPS (GAAP)	$1.91 - 1.94	$2.22
Severance and restructuring expenses, per diluted share	0.04	—
Adjusted EPS	$1.95 - 1.98	$2.22